SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

MARCO COMMUNITY BANCORP, INC.

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

October 20, 2010

Dear Fellow Shareholders,

Enclosed for your review and consideration is the Form 10-K for the year ended December 31, 2009, the Proxy Statement and the Proxy Card for the 2010 Annual Meeting of Shareholders which has been scheduled for November 9, 2010. So that we can be assured of a quorum at the Shareholder Meeting, be certain to return your Proxy Card in the enclosed envelope even if you plan to attend the Meeting. As you will note from the content of the Proxy Statement, we are asking the shareholders to vote upon a Plan of Dissolution which would allow management and the Board of Directors to take the necessary steps to finalize the dissolution of Marco Community Bancorp, Inc. (“Marco Bancorp” or the “Company”) and to settle any remaining debts, including a final liquidation payout to the preferred shareholders who purchased Series B and Series C Preferred Stock.

I want to thank you for your continued patience and apologize for the delay in getting the Annual Report and 10-K finalized; however, our hands have been somewhat tied being that the new bank chosen by the FDIC to take over our Bank eliminated most of the officers who generated our financial reports, thus forcing us to use outside contractors, creating long time delays and additional expenses. Our outside accountants have also prepared the Forms 10-Q for the quarters ended March 31 and June 30, 2010, which were filed with the Securities and Exchange Commission (SEC) on September 29, 2010. As an aside, these were filed late due to the reasons noted above.

I believe most of you understand this is one of the most difficult letters that I have had to write. While the State of Florida has been significantly impacted by the recession, reflected by high unemployment and a collapse of the real estate market (both residential and commercial), the Collier County and Sarasota County markets have been some of the hardest hit. Since 2008, 40 financial institutions in Florida have been placed into receivership, including well-known Orion Bank. In the case of Naples-based TIB Financial Corporation, it was sold at pennies on the dollar, subject to regulatory approvals. Real estate values have plummeted, dropping by 40% to 60% and in some cases even higher. For example, in Cape

Coral where we made loans for approximately $90,000 on lots that had appraised in the range of $125,000, those lots have sold recently for as low as $5,000. Clearly, the collateral value that the Bank had to support its loans disappeared. Additionally, the economic strength of many of our borrowers was also negatively impacted by the recession. No one could have anticipated this turn in the economic environment.

When we started Marco Bancorp and Marco Community Bank (“Bank”) in 2003, most all were optimistic about the future of the Company. The Bank began earning a profit after just eight months of commencing operations, well ahead of other de novo (start up) financial institutions that had been chartered in the State of Florida since 2000. We kept our organizational expenses well below peer levels and also brought in a proven management team.

Over the first few years, even though some of the management changed, we continued to show steady growth and profitability. Starting in the year 2007, the Bank purchased a sizable dollar investment in an assorted pool of mortgages from a well-known established Florida investment banking firm. Shortly after the pool loans were purchased, it became clear not only to Bank’s management but also to the management of eleven other financial institutions that had also purchased similar pool loans, that the underlying loans were not prudently underwritten and the investment value had to be significantly marked down, causing a serious impairment on capital for the Bank. When we recognized that the pool loans had been improperly represented and underwritten, we filed a lawsuit to recover our investment. When the Bank was placed into receivership, the FDIC took over the litigation. Based on present advice and knowledge, if the FDIC is successful in the pending litigation, it is unlikely that Marco Bancorp will be entitled to any recovery.

As a result of the rapid deterioration of the pool loans, other commercial loans in the Bank’s portfolio and very weak real estate market, our Board recognized that there was only a limited period of time to fund the Bank operations after having to take the impairment on the pool loans. Through the Board’s action, shares of Series B and Series C Preferred Stock were sold to accredited investors made up of prior shareholders, outside investors and a large number of Directors. There was approximately $4.9 million in capital raised through the sale of the Series B Preferred Stock and over $1 million raised in the sale of the Series C Preferred Stock. Almost all of the new capital raised was downstreamed to the Bank to provide additional time to consider other capital alternatives, investors and merger opportunities, including affiliations. While trying to raise capital for the Bank, we also spoke with a number of parties that showed interest; however, we were unable to reach a definitive agreement to sell or merge the Bank. Our major problem in trying to sell or merge the Bank was that we were competing with the FDIC’s “loss sharing” program with parties interested in acquiring banks placed into receivership. It should be carefully noted that the winning bidders participating in the loss sharing arrangements with the FDIC have very little risk compared to acquiring a financial institution before it is placed into receivership. As advised in prior communications, on February 19, 2010, the Florida Office of Financial Regulation placed our Bank subsidiary into receivership because the Bank’s capital was at unacceptable regulatory levels, therefore, resulting in the FDIC selling of the deposits, loans and other assets of the Bank to Mutual of Omaha Bank, Omaha, Nebraska. As a result of that transaction, the primary asset of Marco Bancorp was eliminated.

Under the terms of the Series B and Series C Preferred Stock, as is typical with other preferred stock instruments, the holders of the Series B and Series C Preferred Stock have a preference over the common shareholders. As such, when and if there is a disbursement of funds at the time of dissolution, those funds will first be distributed to Series B and Series C Preferred Shareholders.

Asset Update:

As of July 31, 2010, Marco Bancorp had approximately $271,313 in cash on hand. The only other assets the Bancorp has are its participation in a loan with Mutual of Omaha Bank and the condominium office suite. The Bancorp’s share of the loan was approximately $1,693,835 as of July 31, 2010. The five-room office condominium suite with approximately 966 square feet is located at 1770 San Marco Road (Suite 201) in the Mutual of Omaha Bank Building on the second floor next door to the condominium and offices owned by Marco Island Civic Association. It is the Board’s intention to market and sell the suite promptly after the shareholders take action relative to the Plan of Dissolution. In my most recent letter, I indicated that we would be selling the space most likely at a price less than $325,000, depending on terms and conditions. Therefore, in a best-case scenario, it does not look like there will be enough proceeds from the present assets to liquidate the Preferred Shareholders, thus leaving no funds for the Common Shareholders.

We have been advised by outside tax consultants that, for tax purposes, individual Common and Preferred Shareholders who have lost their investment, in whole or in part, will incur a capital loss, whether short-term or long term. A shareholder will generally be able to deduct capital losses only to the extent of capital gains, but may also deduct $3,000 of any excess capital losses against ordinary income for the year. The amount of any remaining capital loss may be carried over to subsequent years indefinitely until it is fully deducted against future capital gains and ordinary income, as limited above. Shareholders, however, are advised to contact their accountants and financial advisors to address their specific circumstances.

Our Annual Meeting will be held in the Fellowship Hall at the Marco Presbyterian Church located at 875 West Elkcam Circle (corner of Bald Eagle Drive and Giralda — across from Rose Marina). Coffee will be available beginning at 8:30 a.m. during the registration and the meeting will begin promptly at 9:30 a.m.

At the Annual Meeting, the Board of Directors along with our accountants, attorneys and other outside consultants for the Company are expected to be present to help address any questions you might have concerning the dissolution process.

Yours sincerely,

Richard Storm, Jr.
Chairman, Chief Executive
Officer and President

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 9, 2010

The 2010 Annual Meeting of Shareholders (“Annual Meeting”) of Marco Community Bancorp, Inc. (“Marco Bancorp”) will be held at the Marco Presbyterian Church, 875 West Elkcam Circle, Marco Island, Florida 34145, on November 9, 2010, beginning promptly at 9:30 a.m. local time. At the Annual Meeting, the holders of Marco Bancorp’s outstanding common stock will act on the following items:

1.	The election of six members of the Board of Directors, each to serve for a one-year term;

2.	The dissolution of Marco Bancorp and the ratification of the Plan of Dissolution of the Company; and

3.	The adjournment of the Annual Meeting to solicit additional proxies in the event there are not sufficient votes to approve any of the foregoing items; and

The transaction of any other business that properly comes before the Annual Meeting, or any adjournment thereof.

All shareholders of record owning shares of Marco Bancorp at the close of business on October 18, 2010, are entitled to vote at the Annual Meeting, or any adjournments thereof.

By Order of the Board of Directors,

Sincerely,

Richard Storm, Jr.
Chairman, Chief Executive
Officer and President

Marco Island, Florida

October 20, 2010

MARCO COMMUNITY BANCORP, INC.

PROXY STATEMENT

These proxy materials are being provided in connection with the solicitation of proxies by the Board of Directors of Marco Community Bancorp, Inc. (“Marco Bancorp”) to be voted on at the 2010 Annual Meeting of Shareholders, and any adjournment thereof (“Annual Meeting”). Marco Bancorp’s Annual Report, which includes the financial statements for the fiscal year ended December 31, 2009, accompanies this Proxy Statement, which is first being mailed to shareholders on or about October 20, 2010.

Regardless of the number of shares of common stock that you own, it is important that your shares be represented by proxy or that you be present at the Annual Meeting. To vote by proxy, please indicate your vote in the spaces indicated on the enclosed Proxy Card and return it signed and dated, in the enclosed postage-paid envelope. Proxies obtained by the Board of Directors will be voted in accordance with the directions given therein. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted in accordance with the Board of Directors’ recommendations as stated in this Proxy Statement.

In order for us to have a quorum present to be able to convene the Annual Meeting, it is important that your proxy be returned promptly. Therefore, whether or not you plan to be present at the Annual Meeting, please complete, sign, and date the enclosed Proxy Card and return it in the enclosed postage-paid envelope, so that your proxy can be counted for purposes of establishing a quorum in order for the Annual Meeting to proceed as scheduled.

When and where is the 2010 Annual Meeting being held?

Date:	Tuesday, November 9, 2010
Time:	9:30 a.m. local time
Location:	Marco Presbyterian Church 875 West Elkcam Circle Marco Island, Florida 34145

MARCO COMMUNITY BANCORP, INC. • PROXY STATEMENT

1770 San Marco Road, Suite 201 • Marco Island, Florida 34145

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS MEETING TO BE HELD ON NOVEMBER 9, 2010.

Copies of this Proxy Statement and the Annual Report on Form 10-K are also available to shareholders via the Internet at:

http://www.RRDEZProxy.com/2010/marcocommunitybancorp2010.

Who is soliciting proxies?

This Proxy Statement and the accompanying Proxy Card are being furnished to Marco Bancorp shareholders in connection with the solicitation of proxies by the Board of Directors of Marco Bancorp.

How can I revoke or change my proxy?

Your presence at the Annual Meeting will not automatically revoke your proxy. However, you may revoke a proxy at any time prior to its exercise by:

•	Delivering a written notice of revocation to Marco Bancorp;

•	Delivering a duly executed proxy bearing a later date to Marco Bancorp;

•	Attending the Annual Meeting and choosing to vote in person, if your shares are held in your name; or

•	If your shares are held in a brokerage account, by obtaining a “legal proxy” from your broker and bringing that document to the Annual Meeting.

What are the voting rights of our shareholders?

Our Articles of Incorporation do not provide for cumulative voting. Under the Florida Business Corporation Act (“Act”), directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. Our Bylaws provide that a majority of shares entitled to vote and represented in person or by proxy at a shareholder meeting constitutes a quorum. Therefore, each shareholder of record on the record date has the right to vote, in person or by proxy, the number of shares owned by him or her for as many director nominees as there are directors to be elected. For example, if you own five shares, you may vote a maximum of five shares for each director to be elected. The six nominees who receive the most votes, regardless of the number of votes, will be elected to serve one-year terms on the Board.

Proposal 2, Approval of Dissolution and Ratification of the Plan of Dissolution, is not a routine matter and in accordance with the Act will require the approval of a majority of the outstanding shares to be approved.

Other matters are approved if affirmative votes cast for a proposal exceed the votes cast against that proposal at a meeting at which a quorum is present, unless a greater number of affirmative votes or voting by classes is required by the Act or our Articles of Incorporation. Abstentions and broker non-votes have no effect on these types of matters under the Act.

MARCO COMMUNITY BANCORP, INC. • PROXY STATEMENT

1770 San Marco Road, Suite 201 • Marco Island, Florida 34145

Who is entitled to vote at the Annual Meeting?

The close of business on October 18, 2010, has been fixed by the Board of Directors as the “record date” for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. As of October 18, 2010, there were 3,328,608 shares of Marco Bancorp common stock outstanding which were held by approximately 356 shareholders of record.

How do I vote?

The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares of common stock are represented by certificates or book entries in your name so that you appear as a shareholder on the records of our stock transfer agent, a Proxy Card for voting those shares will be included with this Proxy Statement. You may vote those shares by completing, dating, signing, and returning the Proxy Card in the enclosed postage pre-paid, pre-addressed envelope.

If your shares are held with a brokerage firm in “street name,” under certain circumstances your brokerage firm may vote your shares. Brokerage firms have authority to vote their customers’ shares on certain “routine” matters. When a brokerage firm votes its customers’ shares on routine matters, these shares are also counted for purposes of establishing a quorum to conduct business at the meeting. A brokerage firm cannot vote its customers’ shares on non-routine matters. Accordingly, these shares are not counted as votes against a non-routine matter, but rather are not counted at all for these matters. The election of directors and the approval of dissolution and ratification of the Plan of Dissolution are the non-routine matters to be acted upon at the Annual Meeting.

MARKET INFORMATION

Our common stock is traded on the Pink Sheets under the symbol “MCBN.PK”. More information on the market for our securities is included in our Annual Report on Form 10-K under the heading “Market for Registrant’s Common Equity, Related Shareholder Matters and Issuers Purchases of Equity Securities.”

BOARD OF DIRECTORS MEETINGS

During the year ended December 31, 2009, Marco Bancorp’s Board of Directors held ten meetings. All directors attended at least 75% of the total meetings of the Board of Directors and any committees on which he or she served. Marco Bancorp requires its Directors to attend the Annual Meeting of Shareholders and, in 2009, all of our Directors were in attendance.

MARCO COMMUNITY BANCORP, INC. • PROXY STATEMENT

1770 San Marco Road, Suite 201 • Marco Island, Florida 34145

DIRECTOR INDEPENDENCE

The Board of Directors has determined that except for Stephen A. McLaughlin, Richard Storm, Jr. and Richard E. Storm, until his resignation from the Board of Directors, each member of the Board was an “independent director” within the meaning of the Nasdaq Marketplace Rule 4200(a)(15). The determination that Mr. McLaughlin was not independent was based upon the fact that he served as an executive, as well as a director of the Company. Messrs. Richard Storm, Jr. and Richard E. Storm were determined not to be independent because they both served as executives of the Company and because of their relationship as father and son.

COMMITTEES OF THE BOARD OF DIRECTORS

General

Marco Bancorp has five standing committees: the Audit Committee; the Corporate Governance Committee; the Executive Committee; the Nominating Committee; and the Strategic Planning Committee. The following table lists the members of each Committee and the number of meetings that were held.

Board Member	Audit	Corporate Governance	Executive	Nominating	Strategic Planning
Amil A. DiPadova		X
James B. Kauffman, Jr. (1)			X		X
Robert A. Marks	X	X	X	X
Stephen A. McLaughlin	Chair	X	Chair
E. Terry Skone		X
Richard E. Storm(2)					X
Richard Storm, Jr. (3)		X	X		X
Timothy L. Truesdell(2)	X		X	X
Brooks C.B. Wood	X	X		Chair

Total Meetings in 2009	5	1	5	2	1

(1)	Resigned from the Board on February 21, 2010.
(2)	Resigned from the Board on March 11, 2010.
(3)	As Chairman of the Board, Mr. Storm, Jr. is an ex officio member of each other committee.

The Audit Committee has adopted a formal charter, which was filed with the 2009 Proxy Statement as Exhibit A. Under its charter, the Committee reviews Marco Bancorp’s auditing, accounting, financial reporting and internal control functions, recommends our independent auditor, and reviews the auditor’s services. For further information regarding the Audit Committee, please see the Report of the Audit Committee below.

The Corporate Governance Committee evaluates Marco Bancorp’s corporate policies and procedures, which includes periodically reviewing Marco Bancorp’s Articles of Incorporation and Bylaws to determine if any recommended changes need to be made. Special emphasis is placed on compliance with the Sarbanes-Oxley Act of 2002 and federal securities laws.

MARCO COMMUNITY BANCORP, INC. • PROXY STATEMENT

1770 San Marco Road, Suite 201 • Marco Island, Florida 34145

The Executive Committee has the authority of the Board of Directors when the Board is not in session. The Executive Committee may exercise all powers of the Board of Directors in the management of the business and affairs of Marco Bancorp under Florida law.

The Nominating Committee meets to evaluate director candidates for Marco Bancorp’s Board of Directors. The Board has determined that each member of the Committee is independent as defined by Nasdaq Marketplace Rule 4200(a)(15). This Committee, however, has not adopted and does not intend to adopt a charter and does not have written procedures or a policy on the selection of nominees or the evaluation of shareholder recommendations. Based on the current circumstances and the fact that Marco Bancorp is winding up operations, the Board believes these policies are appropriate.

The Strategic Planning Committee evaluates possible expansionary activities for Marco Bancorp, both in new lines of business and new market areas.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors believes that two members of the Audit Committee are “Independent Directors” under Nasdaq Marketplace Rule 4200(a)(15) in that they have no relationships that would impair their abilities to objectively and impartially execute their duties. The third member of the Audit Committee, Stephen A. McLaughlin, has been determined by the Board of Directors not to be independent, however in light of the fact the Marco Bancorp is winding up operations, Mr. McLaughlin has been willing to help the Company where needed and filled a vacancy on the Audit Committee.

The functions of the Audit Committee are focused on three areas:

•	The adequacy of Marco Bancorp’s internal controls and financial reporting process and the reliability of Marco Bancorp’s financial statements;

•	The performance of Marco Bancorp’s internal auditors and the independence and performance of Marco Bancorp’s independent auditors; and

•	Marco Bancorp’s compliance with legal and regulatory requirements.

The Audit Committee has met periodically with management to consider the adequacy of Marco Bancorp’s internal controls and the objectivity of its financial reporting. These matters were discussed with Marco Bancorp’s independent auditors. The Audit Committee also met with the independent auditors without management present. The independent auditors have unrestricted access to the members of the Audit Committee. In addition, the Audit Committee also recommends to the Board the appointment of the independent auditors and periodically reviews their performance, fees and independence from management.

No member of our Audit Committee has the requisite financial expertise to qualify as an “audit committee financial expert” as defined by Securities and Exchange Rules. The Board has determined that, given our financial condition and the fact that we are winding up the business affairs of Marco Bancorp, obtaining an “audit committee financial expert” who has the specific

MARCO COMMUNITY BANCORP, INC. • PROXY STATEMENT

1770 San Marco Road, Suite 201 • Marco Island, Florida 34145

bank accounting experience to qualify as such, would be extremely difficult and an unnecessary expense. However, the Board believes that all of our current Audit Committee members have a level of financial literacy and familiarity with banking operations to provide strong financial guidance to the Committee and Marco Bancorp, with the assistance of our independent auditors.

Management has primary responsibility for Marco Bancorp’s financial statements and the overall reporting process, including the system of internal controls. The independent auditors audit the annual financial statements prepared by management and express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Marco Bancorp in conformity with accounting principles generally accepted in the United States of America, and discuss with the Committee any issues they believe should be raised and addressed. The Audit Committee monitors these processes, relying without independent verification, on the information provided to the Audit Committee and on the representations made by management and the independent auditors.

This year, the Audit Committee reviewed Marco Bancorp’s audited financial statements as of, and for, the fiscal year ended December 31, 2009, and met with both management and Marco Bancorp’s independent auditors to discuss those financial statements. Management has represented to the Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee received from, and discussed with, Marco Bancorp’s independent auditors, Hacker, Johnson & Smith, P.A., the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. These items relate to the independent auditor’s independence from Marco Bancorp. The Committee also discussed with Hacker, Johnson & Smith, P.A. any matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that Marco Bancorp’s audited financial statements be included in Marco Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Stephen A. McLaughlin, Chairman, Robert A. Marks and Brooks C. B. Wood

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board of Directors is presently comprised of six members. For 2010, the Board has set its size at six members, each to serve the lesser of a one-year term or until the Marco Bancorp is dissolved. To the best of our knowledge, no director nominee is being proposed for election pursuant to any agreement between that person and any other person.

The six nominees who have all indicated their willingness to stand for election and to serve as directors if elected are: Amil A. DiPadova, Robert A. Marks, Stephen A. McLaughlin,

MARCO COMMUNITY BANCORP, INC. • PROXY STATEMENT

1770 San Marco Road, Suite 201 • Marco Island, Florida 34145

E. Terry Skone, Richard Storm, Jr., and Brooks C.B. Wood. Should any of the director nominees become unable or unwilling to serve, proxies will be voted for the election of such other person(s) as the Board of Directors may choose to nominate.

As previously discussed in this Proxy Statement, the affirmative vote of a plurality of the votes cast at the Annual Meeting is needed to elect each director. Abstentions and withheld votes will have the same effect as votes against a director nominee. Information relating to the business experience and age of Marco Bancorp’s director nominees is set forth in the following table.

DIRECTOR NOMINEES

Nominee	Age	Business Experience	Director Since

Amil A. DiPadova	77	Mr. DiPadova became a director in 2009. He retired in 1997, after twenty-seven years with Rockwell International Corporation and was Corporate Director Operations Support at the time he retired. He is currently managing investments for the DiPadova Family Trust. Mr. DiPadova is a licensed Professional Engineer who received both his Bachelor of Science in Engineering and an Executive Masters of Business of Administration from the University of Pittsburgh.	2009

Robert A. Marks	78	Mr. Marks, a founding director of Marco Bancorp and Marco Community Bank, retired from Metropolitan Life Insurance Company in 1986, after a 30-year career, culminating with his service as a Regional Manager based in Nashville, Tennessee. From 1996 to 2001, he was a director of Citizens Community Bank of Florida and Citizens Community Bancorp, Inc. Mr. Marks received a Chartered Life Underwriter degree in 1971 from the American College of Life Underwriters.	2003

Stephen A. McLaughlin	63

Mr. McLaughlin is a founding Director and the Vice Chairman of Marco Bancorp and was the founding Vice Chairman of the Board of Marco Community Bank. From 2005 until 2007, Mr. McLaughlin also served as Marco Bancorp’s Chief Executive Officer. Mr. McLaughlin is also involved in the operation of several Maine-based real estate consulting and timber companies, including Land & Timber Brokers, LLC. He was also a founding director of Citizens Community Bank of Florida and of Citizens Community Bancorp, Inc. and served as a director until both were acquired by F.N.B. Corporation in April 2001. From 1996 to 1998, he served as that bank’s Vice-President of Administration. Mr. McLaughlin graduated from the University of Maine in 1968 with an Electrical Engineering degree.

			2003

E. Terry Skone	69	Mr. Skone is a founding director of Marco Bancorp and Marco Community Bank. He retired as President and Chairman of Deerwood Bancorporation, Inc. and of First National Bank of Deerwood, Deerwood, Minnesota in 1997, after 42 years of service. Following his retirement, he was a director of Citizens Community Bancorp, Inc. from 1998 to 1999. He received a B.S. from Gustavus Adolphus College in 1962, and in 1969, graduated from the University of Wisconsin School of Banking.	2003

MARCO COMMUNITY BANCORP, INC. • PROXY STATEMENT

1770 San Marco Road, Suite 201 • Marco Island, Florida 34145

Nominee	Age	Business Experience	Director Since

Richard Storm, Jr.	69

Mr. Storm is the founding Chairman of the Board of Marco Bancorp and has served as its Chief Executive Officer since July 2007. He also currently serves as Chief Executive Officer and President of Marco Community Bank. He has been a resident of Collier County, Florida for over 27 years. Mr. Storm has more than 30 years of experience in banking and was a founding director, Chairman of the Board and Chief Executive Officer of Citizens Community Bank of Florida and its parent holding company, Citizens Community Bancorp, Inc. He served in those capacities until Citizens Community Bancorp, Inc. and its subsidiaries were sold in April 2001 to F.N.B. Corporation. Mr. Storm served as the Chief Executive Officer and President of Citizens Community Bank, a subsidiary of F.N.B. from April 2001 to December 31, 2002. From 1987 to 1994, Mr. Storm served as a director and Corporate Secretary of Citizens National Corporation and as a director of Citizens National Bank, both located in Naples, Florida. Following Citizens National’s merger with AmSouth Bank of Florida in 1994, Mr. Storm served as a City Director of AmSouth Bank until 1995. Mr. Storm was also a director of Danbury Bank and Trust, Danbury, Connecticut from 1973 to 1979 and then after the merger with Connecticut Bank and Trust was appointed a regional director. From 1997 to 1998, he served as a director of the Florida Community Bankers and in 1999 as a director of the Florida Bankers Association. In addition to his many bank affiliations over the years, Mr. Storm has an extensive background in real estate management, marketing, finance and development. He is currently principal shareholder of River Village, Inc. (a condominium development company).

			2003

Brooks C.B. Wood	69

Mr. Wood became a Director of Marco Bancorp in 2008, but has served as a Director of the Marco Community Bank since 2006 and from 2004 to 2006 served as a member of its Advisory Board. From 1985 to the present Mr. Wood formed and was a part of Brunswick Associates which acquired land and built the Brunswick Shopping Mall in Brunswick, Maryland and he now is the sole owner and operator of the shopping center. Mr. Wood also had a general real estate brokerage practice under the name Woodbyrne Realty, then The Wood Realty Group, Inc. in Maryland from 1975 to 2004 when he retired as President. Mr. Wood graduated from Emory & Henry College in Emory, Virginia and did graduate work at The American University and Maryland University.

			2008

The Board of Directors Recommends that the Shareholders

Vote “For” the Election of the Six Director Nominees.

MARCO COMMUNITY BANCORP, INC. • PROXY STATEMENT

1770 San Marco Road, Suite 201 • Marco Island, Florida 34145

BENEFICIAL STOCK OWNERSHIP OF

DIRECTORS AND EXECUTIVE OFFICERS

Security Ownership of Certain Beneficial Owners

The following table contains information regarding the current beneficial ownership of Marco Bancorp common stock of each director, director nominee, non-director executive officer as of September 30, 2010. Collectively, these individuals own 31.15% of our outstanding common stock. To the best of our knowledge, Directors McLaughlin, Skone, and Storm, Jr. and Ms. Melanie J. Hanson (a former Marco Bancorp director) are the only beneficial owners of more than 5% of Marco Bancorp’s common stock. Ms. Hanson, c/o Marco Bancorp, 1770 San Marco Road, Suite 201, Marco Island, Florida 34145, owns 205,775 shares of common stock, or 6.39% of the outstanding shares.

Directors and Executive Officers	Number of Shares Owned(1)	Right to Acquire(2)	Total % of Beneficial Ownership(3)	To be Acquired Upon Conversion of Series B(4) and C(5) Preferred Stock

Amil A. DiPadova	78,400	11,250	2.68	2,000

Robert A. Marks	58,000	11,250	2.07	14,000

Stephen A. McLaughlin	183,000	0	5.49	30,000

E. Terry Skone	195,858	8,000	6.11	32,000

Richard Storm, Jr.	457,374	120,000	16.74	240,000

Brooks C.B. Wood	64,100	11,250	2.26	32,000

All directors, director nominees and executive officers as a group (6 individuals)	1,036,732	161,750	34.33%	350,000

(1)	Includes shares for which the named person:
•	has sole voting and investment power;
•	has shared voting and investment power; or
•	holds in an IRA or other retirement plan or program, unless otherwise indicated in these footnotes.
(2)

Includes options that are exercisable within 60 days of the date of this Proxy Statement and also includes currently exercisable Warrants that were issued with Series C Preferred Stock. Each Warrant allows for the purchase of 2,000 shares of common stock. Does not include the shares underlying the Series B and C Preferred Stock.

(3)	Assumes only the indicated individual or group exercises their options.
(4)	Each share of Series B Preferred Stock is mandatorily convertible into 6,000 shares of common stock at the sole discretion of Board of Directors of Marco Bancorp at any time after November 19, 2009.
(5)	Each share of Series C Preferred Stock is convertible into 2,000 shares of common stock and was paired with one Warrant which is described above in footnote 2.

MARCO COMMUNITY BANCORP, INC. • PROXY STATEMENT

1770 San Marco Road, Suite 201 • Marco Island, Florida 34145

COMPENSATION DISCLOSURES

The Summary Compensation Table below shows compensation information regarding Richard Storm, Jr., Chairman, President and Chief Executive Officer of Marco Bancorp and Chief Executive Officer and President of Marco Community Bank, and former 2009 officers: Thomas J. Mitchusson, Chief Financial Officer of Marco Bancorp and Marco Community Bank; Richard E. Storm, Chief Operating Officer of Marco Community Bank; and Anthony J. Iannotta, Executive Vice-President of Marco Community Bank. No other executive officer received compensation at a level required to be reported herein by Securities and Exchange Commission regulations.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards	All Other Compensation		Total

Richard Storm, Jr. Marco Bancorp Chairman President & CEO	2009	$0	$0	$0	$0		$0
	2008	$0	$0	$0	$0		$0
	2007	$0	$0	$0	$0		$0

Thomas J. Mitchusson Marco Bancorp & Bank Chief Financial Officer	2009	$78,000	$2,923	$0	$0		$80,923
	2008	$2,538	$0	$0	$288	(1)	$2,826
	2007	N/A	N/A	N/A	N/A		N/A

Richard E. Storm Bank COO	2009	$122,708	$10,000	$0	$0		$132,708
	2008	$44,036	$10,000	$0	$738	(2)	$54,774
	2007	N/A	N/A	N/A	N/A		N/A

Anthony J. Iannotta Bank Executive Vice-President	2009	$96,615	$19,626	$0	$10,652	(3)	$126,893
	2008	$134,616	$0	$0	$0		$134,616
	2007	N/A	N/A	N/A	N/A		N/A

(1)	Bonus calculated under Share Appreciation Rights granted during 2008.
(2)	Automobile allowance.
(3)	Commissions earned.

Executive Compensation

Marco Bancorp has not had a standing Compensation Committee and instead, the Board of Directors has performed the functions that a Compensation Committee would have otherwise performed. We believe that it was an advantage to Marco Bancorp to be able access the extensive background and experience of its directors in business, particularly in banking and finance, in evaluating and establishing executive compensation. We believe it was also appropriate for Marco Bancorp, because of its size, to look to its Board of Directors as a whole in establishing executive compensation especially since any executive compensation that was established by a committee would have come to the Board for approval. Director Stephen McLaughlin did not participate in discussions or decisions involving any compensation he received and neither Richard E. Storm nor Richard Storm, Jr. participated in discussions and decisions related to compensation either of them received.

In addition to reviewing competitive market values, the Board has also examined the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executives’ total compensation package. The Board has not had a contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of executive or director compensation.

MARCO COMMUNITY BANCORP, INC. • PROXY STATEMENT

1770 San Marco Road, Suite 201 • Marco Island, Florida 34145

Outstanding Equity Awards at Fiscal Year-End Table

The Board of Directors previously granted stock options under its 2003 Key Employee Stock Compensation Program. We believe Marco Bancorp’s long term interests were best advanced through stock option grants by aligning the interest of our executive officers with those of our other shareholders. All stock options that have been awarded were granted at the then-current fair market value of our common stock at the time of the effective date of the grant. The following tables set forth information concerning award grants to Marco Bancorp’s named executive officers for 2009. These awards listed below only consisted of stock option grants.

The following table provides information as of December 31, 2009, regarding the Marco Bancorp stock options that have been awarded to the named executive officers under Marco Bancorp’s Stock Program. The information listed below pertains to those stock options or portions thereof which have not yet been exercised and are currently outstanding.

Option Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)		Option Expiration Date	Value of Unexercised In the Money Options at December 31, 2009
Name	Exercisable	Unexercisable				Exercisable	Unexercisable

Richard Storm, Jr.	—	—		—	—	N/A	N/A

Thomas J. Mitchusson	1,500 —	6,000 40,000	$ $	6.00 3.00	05/18/18 12/14/18	N/A N/A	N/A N/A

Anthony J. Iannotta	7,500 4,500	— 15,750	$ $	6.00 8.70	08/18/13 12/11/17	N/A N/A	N/A N/A

Richard E. Storm	2,250 —	9,000 35,000	$ $	6.00 3.70	06/17/18 09/15/18	N/A N/A	N/A N/A

Benefits

Marco Bancorp does not provide medical or related benefits to its officers or directors at the holding company level. Officers of our subsidiaries, however, were provided hospitalization, major medical, long-term disability insurance, dental insurance, and term life insurance under group plans with generally the same terms as are offered to all full-time employees.

Employee Stock Options

Marco Bancorp previously provided for the grant of stock option awards and limited rights awards to its and Marco Community Bank’s executive officers and other employees under the 2003 Employees’ Stock Option and Limited Rights Plan (“Plan”). An aggregate of 15% of the total number of outstanding shares of Marco Bancorp common stock is reserved under the Plan and Marco Bancorp’s other two stock option plans together. Employees of Marco Bancorp or the Bank may be granted options to purchase shares of common stock, as determined by the Board in its sole discretion.

MARCO COMMUNITY BANCORP, INC. • PROXY STATEMENT

1770 San Marco Road, Suite 201 • Marco Island, Florida 34145

Options granted under the Plan can be either “incentive stock options” within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, which are designed to result in beneficial tax treatment to the employee but no tax deduction to Marco Bancorp, or “compensatory stock options” which do not give the employee certain benefits of an incentive stock option, but will entitle Marco Bancorp to a tax deduction when the options are exercised.

The per share exercise price at which the shares of common stock may be purchased upon exercise of a granted option must be equal to or greater than the Fair Market Value of a share of common stock as of the date of grant. Fair Market Value of a share of common stock is determined as defined in the Plan.

At the discretion of the Board of Directors, limited rights may be granted in tandem with options granted under the Plan. Limited rights may only be exercised six months after the date of their grant and they will terminate upon the exercise or termination of the underlying option. A limited right entitles the holder thereof to a cash payment equal to the difference of the option exercise price and the Fair Market Value on the date of exercise. However, limited rights may only be exercised upon a change in control, and when the Fair Market Value of the underlying shares on the day of exercise is greater than the exercise price of the related option.

The Board of Directors may set any vesting schedule for options granted under the Plan. All non-vested stock options and limited rights held under the Plan will be immediately canceled when the holder is terminated for “cause” (as that term is defined in the Plan). In the event of the death or disability of a participant, all options and limited rights held under the Plan, whether or not then exercisable, shall be exercisable (by the participant or his or her legal representative) for a period of 12 months following such death or disability. In the event a participant retires, any options or limited rights held under the Plan, whether or not then exercisable, shall be exercisable for a period of 90 days after such retirement.

Change in Control Agreements

Marco Bancorp and Marco Community Bank previously entered into Change in Control Agreements with two Marco Community Bank employees. With Marco Community Bank being placed into receivership, the Change in Control Agreements became null and void.

Share Appreciation Rights

During 2009, the Board of Directors granted Share Appreciation Rights to three executives under which the executives would receive cash bonuses at the beginning of a year if there was a rise in the share price during the previous year. The bonus is based on the increase in the price of a share from the previous year-end to the just ended year. That rise, if any, is multiplied by the number of Share Appreciation Rights for the portion of the year the rights were held. These rights expire ten years from their grant date. The rights will also terminate upon a change in control of Marco Bancorp and a final cash bonus would be paid based upon the difference between the share price at the end of the preceding year and the price paid per share for the shares acquired in the change in control. Based upon our current share price the Share Appreciation Rights have no current value.

MARCO COMMUNITY BANCORP, INC. • PROXY STATEMENT

1770 San Marco Road, Suite 201 • Marco Island, Florida 34145

Director Compensation

In 2009, neither Marco Bancorp nor its subsidiaries paid any cash or non-cash compensation to their directors.

At the 2004 Annual Meeting, the shareholders approved the 2003 Directors’ Stock Option Plan and Limited Rights Plan (“Directors’ Plan”) and amended it at the 2007 Annual Meeting. The following is a summary of the material features of the Directors’ Plan, which is qualified in its entirety by reference to the Directors’ Plan, which was included with the 2004 Proxy Statement.

An aggregate of 15% of the total number of outstanding shares of Marco Bancorp common stock is reserved under the Directors’ Plan and Marco Bancorp’s other two stock option plans together. The maximum number of shares a Marco Bancorp director could be granted options for was 11,250, the maximum number for a Bank director was 7,500. Each current Marco Bancorp and Bank director had already been granted those amounts of options. No new options are expected to be granted going forward.

The purpose of the Directors’ Plan was to promote the growth and profitability of Marco Bancorp and Marco Community Bank by providing outside directors with an incentive to achieve the long-term objectives of Marco Bancorp and Marco Community Bank. The Directors’ Plan authorized the granting of non-statutory stock options (options which do not qualify as incentive stock options). The shares of common stock used under the Directors’ Plan were from authorized and previously unissued shares.

The per share exercise price at which the shares of common stock could be purchased upon exercise of a granted option will be equal to or greater than the Fair Market Value of a share of common stock as of the Date of Grant, as those terms are defined in the Directors’ Plan.

At the discretion of the Board, limited rights may be granted in tandem with any options granted under the Director’s Plan. A limited right entitles the holder thereof to a cash payment equal to the difference of the option exercise price and the Fair Market Value on the date of exercise. Limited rights may only be exercised six months after the date of their grant and will terminate upon the exercise or termination of their underlying option. However, the limited rights are only exercisable upon a change in control when the Fair Market Value of the underlying shares on the day of exercise is greater than the exercise price of the related option.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors, executive officers, and principal shareholders (defined as individuals owning 5% or more of Marco Bancorp common stock) of Marco Bancorp were customers of, and had banking relations with, Marco Community Bank. Our policy, however, was not to make loans to our directors or executive officers. Therefore, as of December 31, 2009, neither Marco Bancorp nor its subsidiaries had any loans outstanding to its directors, executive officers, or principal shareholders.

MARCO COMMUNITY BANCORP, INC. • PROXY STATEMENT

1770 San Marco Road, Suite 201 • Marco Island, Florida 34145

PROPOSAL 2 – APPROVAL OF DISSOLUTION AND

RATIFICATION OF PLAN OF DISSOLUTION

The Board of Directors recommends that the shareholders approve the proposal to dissolve Marco Bancorp and ratify the Plan of Dissolution, attached hereto as Schedule A, adopted by the Board of Directors because it considers the Plan to be in the best interest of Marco Bancorp and its shareholders. After the Bank was closed on February 19, 2010, Marco Bancorp was no longer a bank holding company, but remained a public company. Our primary asset, the shares of our wholly owned subsidiary, Marco Community Bank, have no apparent value with the Bank being placed into receivership by the Florida Office of Financial Regulation. We currently have three remaining assets: a five-room condominium office suite; a participation in a loan with Mutual of Omaha Bank; and approximately $271,000 in cash. In light of Marco Bancorp’s current situation, the Board of Directors believes the best course of action is to dissolve the Company, liquidate remaining assets, and distribute the resulting funds.

The Board of Directors has prepared and approved a Plan of Dissolution which calls for the liquidation of remaining assets, payment of outstanding debts and distribution of remaining funds, pro rata, in order of legal preference. If this proposal is approved by the shareholders, the Board of Directors will be authorized to immediately begin, and carry out to completion, the dissolution process. The final result of the dissolution process will be that the office and participation in the loan will be liquidated, and the resulting funds placed into Marco Bancorp’s account. Once the outstanding debts and costs associated with the dissolution and the operations of Marco Bancorp have been satisfied, the Board of Directors will authorize the distribution of the remaining funds to the shareholders holding Series B and Series C Preferred stock in Marco Bancorp, pro rata. Because we do not anticipate being able to completely satisfy the liquidation preferences of the shareholders holding Preferred Stock, we do not anticipate that shareholders only holding Common Stock will receive any funds under the final distribution. Should any funds be available, however, they will be distributed on a pro rata basis to our Common stockholders.

Once the assets have been liquidated, the debts satisfied and the funds finally distributed, we will have a final accounting prepared and sent to each shareholder, regardless of whether he or she received any funds in the distribution. Our accounting firm, Hacker, Johnson & Smith, P.A. (“Hacker, Johnson”), has agreed to continue with Marco Bancorp through this dissolution process and provide this final accounting. During the dissolution process, the Board of Directors will also take the necessary steps to terminate our reporting requirements with the Securities and Exchange Commission so that once the process is complete Marco Bancorp will be dissolved and will no longer be a Florida company or a reporting public company.

The process is not one that any member of the Board of Directors anticipated while Marco Bancorp was an ongoing concern, however, under the current circumstances the Board of Directors believes that this proposal will be beneficial to Marco Bancorp and the shareholders because it will reduce unnecessary expenses and allow the remaining assets to be distributed to shareholders.

The Board of Directors Recommends that Shareholders Vote “For”

the Approval of Dissolution and the Ratification of the Plan of Dissolution.

MARCO COMMUNITY BANCORP, INC. • PROXY STATEMENT

1770 San Marco Road, Suite 201 • Marco Island, Florida 34145

PROPOSAL 3 – ADJOURNMENT OF ANNUAL MEETING

The Board of Directors seeks your approval to adjourn the Annual Meeting in the event that there is not a sufficient number of votes to approve Proposals I or II at the Annual Meeting. In order to permit proxies that have been timely received by Marco Bancorp to be voted for an adjournment, we are submitting this item as a separate matter for your consideration.

If it is necessary to adjourn the Annual Meeting and the adjournment is for a period of less than 30 days, no notice of the time or place of the reconvened meeting will be given to shareholders, other than an announcement made at the Annual Meeting.

The Board of Directors Recommends that Shareholders Vote “For”

the Approval of the Adjournment of the Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and any person who beneficially owns more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and more than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms which they file. During 2009, certain of our directors and executive officers who own our stock filed Form 3’s or Form 4’s with the Securities and Exchange Commission. The information on these filings reflects the current ownership position of all such individuals. To the best of our knowledge, during 2009 all such filings by our officers and directors were made timely except for the following inadvertently late filings: Robert A. Marks (two Form 4s); Brooks C.B. Wood (one Form 4) and Timothy Truesdell (one Form 3).

SHAREHOLDER PROPOSALS

Should another Annual Meeting be required for 2011, in order to be eligible for inclusion in Marco Bancorp’s proxy materials, any shareholder’s proposal to take action at that Meeting must be received at our corporate office at 1770 San Marco Road, Suite 201, Marco Island, Florida 34145, no later than April 20, 2011. Shareholder proposals shall be subject to the requirements of the proxy rules (Regulation 14A) adopted under the Securities Exchange Act of 1934, as amended.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Marco Bancorp has no formal procedures to follow for shareholders to communicate with the Board of Directors. Should a shareholder wish to submit a written communication to the Board or an individual director, the shareholder may mail or deliver such communication to: Richard Storm, Jr., Chairman and Chief Executive Officer, Marco Community Bancorp, Inc., 1770 San Marco Road, Suite 201, Marco Island, Florida, 34145. Should a shareholder wish to address the Board in person, the shareholder may submit such a request to Mr. Storm. Depending

MARCO COMMUNITY BANCORP, INC. • PROXY STATEMENT

1770 San Marco Road, Suite 201 • Marco Island, Florida 34145

on the matter the shareholder wishes to discuss with the Board and the Board’s schedule, the Board will consider such a request in determining whether to invite the shareholder to a Board meeting.

SOLICITATION

The cost of soliciting proxies on behalf of the Board of Directors for the Annual Meeting will be borne by Marco Bancorp. Proxies may be solicited by directors, officers, or our regular employees, in person or by telephone, e-mail or mail. We are requesting persons and entities holding shares in their names, or in the names of their nominees, to send proxy materials to, and obtain proxies from, such beneficial owners. Those persons and entities will be reimbursed for their reasonable out-of-pocket expenses.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE

THE ANNUAL MEETING

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting other than those matters described in this Proxy Statement. If any other matter should properly come before the Annual Meeting, however, it is intended that the proxies solicited hereby will be voted in accordance with the judgment of the person or persons voting the proxies. If you do not wish to extend such authority, you may limit your proxy by marking the appropriate box on the Proxy Card enclosed with this Proxy Statement.

AVAILABILITY OF ADDITIONAL INFORMATION

Accompanying this Proxy Statement is Marco Bancorp’s 2009 Annual Report, which includes our audited financial statements. Additional copies of Marco Bancorp’s Annual Report or Form 10-K are available to shareholders at no charge. Any shareholder who would like an additional copy may contact: Richard Storm, Jr., Chairman and Chief Executive Officer or Executive Assistant Laura A. McLaughlin at (239) 389-4300.

Marco Bancorp currently files periodic reports (including Form 10-K, Form 10-Q, Proxy Statements and other reports or forms required by Federal securities laws) with the Securities and Exchange Commission. These periodic reports are filed electronically via EDGAR by Marco Bancorp and can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at its Public Reference Section, 450 Fifth Street, N.W., Washington, DC 20549. The Securities and Exchange Commission maintains a website that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. Information filed by Marco Bancorp is available for review on this website. The address of the website is www.sec.gov.

Marco Community Bancorp, Inc.

October 20, 2010

MARCO COMMUNITY BANCORP, INC. • PROXY STATEMENT

1770 San Marco Road, Suite 201 • Marco Island, Florida 34145

SCHEDULE A

PLAN OF DISSOLUTION OF

OF MARCO COMMUNITY BANCORP, INC.

As adopted by the Board of Directors and ratified by the shareholders, once the dissolution of Marco Community Bancorp, Inc. (“Marco Bancorp”) has been approved by the shareholders, the Board of Directors is authorized to take all necessary actions to dissolve the corporation and to make final distributions of any and all remaining funds. Those actions include but are not limited to the following:

1. Completion and filing of any and all necessary documents or forms with the Securities and Exchange Commission (“SEC”) and completion of any and all steps necessary to terminate Marco Bancorp’s SEC reporting requirements;

2. Completion and filing of any and all necessary documents or forms with the Florida Secretary of State to accomplish the dissolution of Marco Bancorp;

3. The negotiation and sale of the participation in a loan currently held by Marco Bancorp with a balance of approximately $1.7 million;

4. The listing, negotiation and sale of the five-room office condominium suite with approximately 966 square feet, located at 1770 San Marco Road, Suite 201 currently held by Marco Bancorp;

5. The collection of the proceeds of the sale of the above listed property and any remaining funds of Marco Bancorp, approximately $271,000, as of July 31, 2010;

6. The distribution of all of the collected funds of Marco Bancorp, first to holders of Series B and Series C Preferred Stock on a pro rata basis. In assessing the value of the remaining assets of Marco Bancorp, there will not be sufficient assets to fully pay the liquidation rights of Preferred Series B and Series C shareholders; therefore, they will be paid pro rata (See Example below);

7. Should there be any funds remaining after payment of the Preferred Series B and Series C Stock liquidation rights, the remaining funds will be distributed to the holders of Marco Bancorp’s Common Stock on a pro rata basis;

8. Once the assets have been liquidated and all funds have been distributed to shareholders, a final accounting will be prepared and sent to all shareholders.

9. The Board of Directors, or it designee(s), as authorized by shareholder approval of this plan and applicable law, shall carry out the details of this plan, and shall execute, acknowledge, and deliver all deeds, bills of sale, and other documents necessary to transfer Marco Bancorp’s assets and to complete this plan.

A - 1

Example of Distribution of the Final Collected Funds of Marco Bancorp

This example assumes that after liquidation of the participation in a loan and the office suite and after payment of all outstanding bills, the remaining cash held by Marco Bancorp totals $2 million. The order of distribution requires that the holders of Series B and Series C Stock be paid their liquidation value first and in equal priority to each other. There are currently 96 shares of Series B Stock outstanding with each share having a liquidation value of $51,000. In addition, there are currently 200 shares of Series C Stock outstanding with each share having a liquidation value of $7,500. To completely liquidate all of the preferred stock would require approximately $6.4 million; therefore, there would not be sufficient funds to fully pay the liquidation values of the Series B and Series C Stock and also there would not be sufficient funds to then distribute to the holders of Common Stock. The distribution then would be prorated between and among the holders of Series B and Series C Preferred Stock as follows.

The total dollar amount of liquidation rights of Series B and Series C Preferred Stock is $6,396,000 and of that total 76.55% is comprised of Series B liquidation value and 23.45% is comprised of Series C liquidation value. Therefore, under this example, 76.55% of the remaining $2 million in cash held by Marco Bancorp, or $1,531,000 would be distributed equally to the holders of Series B Stock at $15,947.91 per share held. Likewise, 23.45% of the remaining $2 million in cash held by Marco Bancorp, or $469,000 would be distributed equally to the holders of Series C Stock at $2,345.00 per share held. Once the distribution has been made, Marco Bancorp will distribute an accounting to all common and preferred shareholders and will then be dissolved.

The Plan of Dissolution was approved by the Board of Directors on August 5, 2010, to be presented to the holders of Marco Bancorp Common Stock for their approval.

A - 2

REVOCABLE PROXY

MARCO COMMUNITY BANCORP, INC.

2010 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Richard Storm, Jr. and Stephen A. McLaughlin and each of them, with full powers of substitution, to act as proxy for, and attorney-in-fact, to vote all shares of the common stock of Marco Community Bancorp, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Marco Presbyterian Church, 875 W. Elkcam Circle, Marco Island, Florida 34145, on November 9, 2010, at 9:30 a.m., local time and at any adjournment thereof.

The undersigned shareholder of Marco Community Bancorp, Inc. may revoke this Proxy at any time before it is voted by either delivering a written notice of revocation, delivering a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Proposal 1 -	The election of six members of the Board of Directors, each to serve for a one-year term		FOR ☐	WITHHOLD AUTHORITY ☐
INSTRUCTION: To withhold your vote for any individual nominee, strike a line in the nominee’s name listed below.

☐ Amil A. DiPadova ☐ Robert A. Marks ☐ Stephen A. McLaughlin ☐ E. Terry Skone ☐ Richard Storm, Jr. ☐ Brooks C.B. Wood

Proposal 2 -	Approval of Dissolution and Ratification of Plan of Dissolution.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal 3 -	The adjournment of the Annual Meeting to solicit additional proxies in the event that there are not sufficient votes to approve either of the above Proposals	FOR ☐	AGAINST ☐	ABSTAIN ☐

IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO TRANSACT AND TO VOTE UPON SUCH OTHER BUSINESS as may properly come before the Annual Meeting or any adjournments thereof.

NOTE: When properly executed, this Proxy will be voted in the manner directed by the shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED.

When shares are held by joint tenants, BOTH should sign. When signing as attorney, executor, administrator, agent, trustee or guardian, please give full title. If shareholder is a corporation, please sign in full corporate name by president or other authorized officer. If shareholder is a partnership, please sign in partnership name by authorized person.

STICKER
The signor acknowledges receipt from Marco Community Bancorp, Inc., prior to the execution of the Proxy, a Notice of Annual Meeting, a Proxy Statement dated October 20, 2010 and an Annual Report.
X
Signature
X
Signature if held jointly

No. of Common Shares Voting: Date:

Please check this box if you intend to attend the Annual Meeting in person.  ☐

PROXY MATERIALS ARE MATERIALS ON LINE AT:

http://www.RRDEZProxy.com/2010/marcocommunitybancorp2010